THOMPSON ATLANTA   BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON    NEW YORK  WASHINGTON, D.C.

HINE

January 30, 2008

Skyhawk Funds Trust 8000 Town Centre Drive, Suite 400 Broadview Heights, Ohio 44147

Re:  Skyhawk Funds Trust, File Nos. 333-137714 and 811-21957

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-137714 and 811-21957 (the “Registration Statement”), of Skyhawk Funds Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Certificate of Trust, Declaration of Trust, and Certificate of Amendment, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Skyhawk Small Cap Fund (the “Fund”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/

THOMPSON HINE LLP

JMS/MVW